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                                                                Exhibit 99.23



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (NOONEY RIDER TRAIL, LLC):


                                                                                  THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          MARCH 31,    MARCH 31,
                                          -------------------------------       ---------    ---------
(000'S)                                    1997         1998         1999         1999         2000

Earnings:
  Pretax income
    (loss)                                $ (81)       $ (77)       $ (97)       $ (32)       $ (19)

Fixed Charges:
  Interest expense                          423          413          395           93          100
                                          -----        -----        -----        -----        -----
              Total fixed charges           423          413          395           93          100

              Total earnings                342          336          298           61           81

              Total fixed charges           423          413          395           93          100

Ratio of earnings to fixed charges         0.81         0.81         0.75         0.66         0.81
                                          =====        =====        =====        =====        =====

  Deficiency to cover fixed charges          81           77           97           32           19
                                          =====        =====        =====        =====        =====